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                                                                  EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made this 30th day of July 1998, effective as of the close of business on July 31, 1998, by and among Ruco Polymer Corporation, a New York Corporation, Ruco Polymer Company of Georgia, LLC (collectively "Corporation"), Sybron Chemicals Inc., a Delaware corporation (hereinafter called "Sybron") and Anthony F. Forgione (hereinafter called "Executive").

                             W I T N E S S E T H:

     Corporation is an indirect wholly owned subsidiary of Sybron. Executive has been employed as Corporation's President under an Employment Agreement dated December 20, 1989, extended from time to time by agreement of Corporation and Executive, and which continues to remain in force and effect (the "Existing Agreement"). On the effective date hereof, Sybron has acquired all of the outstanding equity interests in Corporation. Corporation wishes to continue to employ Executive as President of Corporation and Executive wishes to remain in that capacity on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound, Corporation and Executive agree as follows:

1. Employment. The parties hereby agree to terminate the Existing Agreement upon the effective date hereof. Upon the effective date this Agreement, Corporation shall employ Executive and Executive shall accept employment by Corporation for the period and upon the terms and conditions contained in this Agreement.

2.                Office and Duties.




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                  (a) Executive shall serve as President of Corporation,
carrying out all of the responsibilities set forth in the "Job Description" attached hereto as Exhibit "A". As part of those responsibilities, Executive shall serve as a member of Sybron's Management Committee and present to Sybron's Board of Directors on a quarterly basis a report on Corporation's operations. Executive also shall report to, and carry out the policies from time to time established by, the Chief Executive Officer of Sybron and the Board of Directors of Corporation. In addition, Executive shall have such authority and such additional responsibilities as Corporation reasonably may determine from time to time.

                  (b) Subject to vacation, illness and disability, throughout the term of this Agreement, it is expected that Executive shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Corporation. Without limiting the foregoing, Executive shall be permitted to spend a reasonable amount of time, on an as needed basis only, to assist in protecting the Sellers' rights under that Capital Stock and Membership Interest Agreement of even date herewith entered into in connection with Sybron's acquisition of Corporation.

3. Term. Executive, Corporation and Sybron intend that Executive remain in the employ of Corporation for a minimum period of two years, commencing on the date hereof and ending on the second anniversary of the date hereof, unless sooner terminated as hereinafter provided. Notwithstanding the foregoing, this Agreement shall continue in full force and effect until terminated by either party at any time and for any reason by



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     written notice to the other party no less than six months prior to the effective date of termination.

4. Compensation. For all of the service rendered by Executive to Corporation, Executive shall receive the following compensation:


                  (a) An annual base salary of $200,000, subject to discretionary annual increases as determined by the Corporation's Board of Directors, payable in periodic installments and in accordance with Corporation's regular payroll practices in effect from time to time.

                  (b) An option to purchase 25,000 shares of Sybron's Common Stock (the "Stock"), in accordance with the Stock Option attached hereto as Exhibit "B". The price of such options shall be the Stock's closing price at the end of business on the day immediately preceding the effective date hereof.

                  (c) Incentive compensation pursuant to a performance-based incentive program to be established for Executive by Sybron. Such incentive compensation program is attached hereto as Exhibit "C". Bonuses due under this subparagraph shall be payable no later than 90 days after the end of the year to which the bonus relates. In accordance with all applicable terms and conditions of Sybron's existing Executive Bonus Plan attached hereto as Exhibit "D", the first $50,000 in incentive bonus earned under this subparagraph shall be paid in Stock.

                  (d) Except in the event the Executive's employment shall be terminated by the Corporation with "Cause," as such term is defined in Paragraph 6, the Corporation shall continue to provide at no expense to Executive the health care benefits to be provided under Paragraph 4(e) hereof until the earlier of Executive's 65th birthday or his death.



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                  (e) Throughout the term of this Agreement and as long as
they are kept in force by Corporation, Executive shall be entitled to participate in and continue to receive the benefits of any benefit plans or programs made available to other similarly situated employees of Corporation, except that Executive, in light of the six months notice provision set forth in Paragraph 3, shall not be entitled to participate in any such severance plans or programs. It is understood that Sybron or Corporation reserves the right to supplement, modify or terminate any such programs.

                  (f) Executive shall be entitled to take five weeks paid vacation per year, to be taken consistent with his ability to discharge effectively his duties and responsibilities to the Corporation.

5.                Automobile and Expenses.

                  (a) Executive shall be reimbursed up to $650 per month for the expenses associated with the leasing of a vehicle used primarily for business purposes, plus the costs of fuel and maintenance. In addition, Corporation shall pay for the costs of insurance associated with the leasing of such vehicle.

                  (b) Corporation will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon receipt of vouchers therefor and in accordance with Corporation's regular reimbursement procedures and practices in effect from time to time.

6. Discharge for Cause. Corporation may discharge Executive at any time for (a) criminal conduct which may result in harm to Corporation or any other act or omission resulting or intended to result directly or indirectly in gain to, or personal enrichment of,



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     Executive at the Corporation's expense, (b) habitual intoxication or drug addiction, (c) any violation of any express direction or any reasonable rule or regulation established by Corporation from time to time regarding the conduct of its business, or any act or omission constituting gross misconduct which is or is intended to be injurious to Corporation, (d) the willful failure of Executive to perform his duties hereunder, which failure continues uncured for 30 days after Executive receives notice thereof from Corporation, or (e) any violation by Executive of the terms and conditions of this Agreement.

6A.           If Corporation terminates the services of the Executive for cause, or in the event Executive terminates his employment with Corporation or such employment terminates by reason of death or disability, Corporation shall have no further obligations or liabilities to Executive after the date of such discharge or termination, other than (i) the obligation to pay any unpaid compensation and reimbursement for expenses through the date of such discharge or termination; (ii) to fulfill its obligations pursuant to Section 9 below and (iii) to continue health care benefits pursuant to Section 4(d) unless termination arises under Section 6.

7. Corporation Property. All materials or data of any kind furnished to Executive by Corporation or Sybron, or developed by Executive on behalf of Corporation or Sybron, or at the direction of Corporation or Sybron, or for the use of Corporation or Sybron, or otherwise in connection with Executive's employment hereunder, are and shall remain the sole and confidential property of Corporation or Sybron; if Corporation or Sybron requests the return of such materials at any time during, at or after the termination of Executive's employment, Executive shall immediately deliver the same to Corporation or Sybron.



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8.            Noncompetition, Trade Secrets, Etc.

              (a) During the term of this Agreement and for a period equal to the longer of (i) five years after the effective date hereof, and (ii) eighteen months after the termination of such employment with Corporation for any reason whatsoever, Executive shall not, directly or indirectly:

                           (i) solicit, induce or encourage any Executive of
Sybron or Corporation to terminate his or her relationship with Sybron or Corporation; or

                           (ii) employ or establish a business relationship
with, or encourage or assist any individual or entity to employ or establish a business relationship with, any individual who was employed by Sybron or Corporation during the preceding twelve month period; or

                           (iii) solicit, induce or encourage any clients or
prospective clients, customers, prospective customers or suppliers of Sybron or Corporation to terminate or reduce in scope their relationship with Sybron or Corporation; or

                           (iv) solicit or assist any individual or entity in
the solicitation of business from, or performance of work for, any clients or prospective clients of Sybron or Corporation; or

                           (v) engage in (as a principal, agent, consultant,
partner, director, officer, Executive, stockholder, investor or otherwise), alone or in association with any person or entity, or be financially interested in, any business which is competitive with Sybron or Corporation.



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         (b) For purposes of subparagraph (a) above, "customers" shall mean those customers to whom Sybron or Corporation sold products or for whom it performed services during the twelve months preceding the date in question, and "prospective customers" shall mean persons or entities whose business was solicited by Sybron or Corporation during the twelve months preceding the date in question.

         (c) Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, (i) any information regarding the business methods, business policies, business strategies, marketing plans, survey procedures, statistical techniques, research or development projects or results, trade secrets or other confidential knowledge or processes of, or developed by, Corporation or Sybron, or (ii) any confidential data on or relating to past, present or prospective customers of Corporation or Sybron, or (iii) budgets, forecasts, pricing information or unpublished financial information or any other confidential information relating to or dealing with the business operations or activities of Corporation or Sybron. The obligations of Executive under this Paragraph shall not relate to information:
(x) that is now or hereafter becomes generally known to the public (A) through sources independent of Executive and neither directly nor indirectly through any fault of Executive, or (B) through others entitled to disclose it; or (y) which must be disclosed pursuant to a court order or otherwise as required by law, provided, however, that Executive gives prior written notice of such anticipated disclosure to Corporation or Sybron.

         (d) Any and all writings, inventions, software, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or



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jointly with any other person or persons, at any time during the term of this
Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of Corporation or Sybron or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Corporation, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Corporation. Executive shall make full disclosure to Corporation of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Corporation. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

         (e) Executive acknowledges and agrees that (i) the covenants set forth herein are reasonable and necessary in order to protect the legitimate interests of Corporation and that he is receiving adequate consideration hereunder; (ii) Corporation will not have any adequate remedy at law if Executive violates the terms hereof or fails to perform any of his obligations hereunder; and (iii) Corporation shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Executive under, this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Corporation may be entitled.



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         (f) If the period of time or scope of any restriction set forth in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. If Executive violates any of the restrictions contained in subparagraph (a) above, then the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive.

         (g) Executive may, prior to entering upon any activity which could be deemed in violation of this Section 8, submit to the Corporation and Sybron a written description of the proposed activity accompanied by a request that the Corporation and Sybron review such request and indicate whether the proposed activity will be deemed violative of this Section 8. The Corporation and Sybron shall use their reasonable efforts to respond to such request in writing within 30 days after receipt thereof. If they indicate in writing that they have no objection, the Executive may rely upon such non-objection in entering upon the proposed activity.

     9.       Indemnification.

         (a) The Executive shall be entitled to indemnification by the Corporation and Sybron, and to inclusion in such directors and officers liability insurance as the Corporation and/or Sybron may from time to time maintain, on terms no less favorable to the Executive than those applying to any senior officer of the Corporation and/or Sybron.



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         (b) Nothing contained in (a) above shall reduce, waive, limit or otherwise adversely affect the obligations of the Executive as a "Holder", or the rights of Sybron as the "Buyer" under the Capital Stock and Membership Interest Purchase Agreement entered into effective at the close of business on July 31, 1998.

   10.        Miscellaneous.

         (a) Indulgences, Etc. Neither the failure nor any delay on the part of the Corporation to exercise any right, remedy, power or privilege under this Agreement (a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective against the Corporation unless it is in writing and is signed by the Corporation.

         (b) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by courier service or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                           (i)      If to Executive:
                                    Anthony F. Forgione
                                    2 20th Avenue
                                    Bay Shore, NY  11706
                                    Fax #:  1 (516) 665-6419

                           with a copy, given in the manner prescribed above, to:



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                                    Leon I. Jacobson, Esquire
                                    Jacobson, Mermelstein & Squire LLP

                                    52 Vanderbilt Avenue
                                    New York, New York 10017
                                    Fax: 1 212-697-1427

                      (ii)          If to Corporation or Sybron:
                                    Sybron Chemicals Inc.
                                    Birmingham Road
                                    Birmingham, NJ 08011
                                    Fax #: 609-894-8641

                                    Attention: Richard M. Klein, President

                           with a copy, given in the manner prescribed above, to:

                                    David Gitlin, Esquire
                                    Wolf, Block, Schorr and Solis-Cohen LLP
                                    Twelfth Floor, Packard Building
                                    15th and Chestnut Sts.
                                    Philadelphia, PA 19102

         (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (e) Consent to Jurisdiction. Executive hereby irrevocably submits to the jurisdiction of any New York State or Federal court in any action or proceeding arising out of or relating to this Agreement, and Executive hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Executive hereby irrevocably waives, to the fullest extent he may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.



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         (f) Binding Nature of Agreement. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns and shall be binding upon the Corporation, Sybron, Executive and their respective successors, heirs and legal representatives.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                           RUCO POLYMER CORPORATION

                           By: /s/ Joseph A. Ruffing
                               -----------------------------------------

                           RUCO POLYMER COMPANY OF GEORGIA, LLC

                           By:/s/ Joseph A. Ruffing
                               -----------------------------------------

                           SYBRON CHEMICALS INC.

                           By: /s/ Richard M. Klein
                               -----------------------------------------

                              /s/ Anthony F. Forgione           (SEAL)
                               -----------------------------------------
                                  Anthony F. Forgione



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                  EXHIBIT C TO FORGIONE EMPLOYMENT AGREEMENT

                                Incentive Bonus

         1. For the period August 1, 1998 through December 31, 1998, bonus shall be paid based on the Variable Profit generated between July 1, 1998 and December 31, 1998 at the following rates:

                  (a) 1% of the Variable Profit between $11.6 million and $12.6 million.

                  (b) 2.7% of the Variable Profit in excess of $12.6 million.

         2. For the year 1999, bonus shall be paid based on the Variable Profit in excess of $25.2 million.

         3. "Variable Profit" shall be Ruco's "variable margin" minus agents' commissions not otherwise included in variable margin. All numbers to be verified by SCI accounting department, whose determination shall be final. Variable Profit generated by reversing reserves taken prior to 7/1/98 shall not be included.

         4. Variable profit from any acquisition relating to this segment, calculated as defined above, shall be added on a proforma basis to the above target numbers. For example, if an acquisition is made on November 1, 1998 that had $3 million in variable profit the preceding 12 months, $0.5 million would be added to each of the 1998 target numbers and $3 million added to the 1999 target. Targets and percentages for future years shall be set prior to each year based on the business status and objectives at the time.